Exhibit 99.1

The Bon-Ton Stores, Inc. Announces January Sales

YORK, Pa.--(BUSINESS WIRE)--February 5, 2009--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced comparable store sales for the four weeks ended January 31, 2009 decreased 8.2% compared with the prior year period. Total sales for the four weeks decreased 8.3% to $172.0 million compared with $187.6 million for the prior year period.

For the fourth quarter of fiscal 2008, comparable store sales decreased 9.7% compared with the prior year period. Total sales for the thirteen weeks decreased 9.4% to $1,031.4 million compared with $1,138.9 million for the prior year period.

Fiscal 2008 comparable store sales decreased 7.4% compared with the prior year period. Fiscal 2008 total sales decreased 7.0% to $3,130.0 million compared with $3,365.9 million for the prior year period.

Tony Buccina, Vice Chairman and President – Merchandising, commented, “January lived up to its reputation as a clearance month. We responded to the consumer’s demand for value with promotions that drove traffic, enabling us to clear fall and holiday assortments and improve aging of inventory, as retail inventory, on a comparable basis, ended the month 13% below the January 2008 level. Our best performing businesses were men’s sportswear, children’s, outerwear, intimate apparel and accessories, especially cold-weather related merchandise. Our most challenging businesses remain furniture and ladies’ apparel. Our sales floors are transitioning to spring, and new goods are flowing into our stores.”

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “The increased promotional activity and resultant net markdowns will reduce our gross margin rate below the rate provided in our fiscal 2008 guidance by approximately 80 basis points, which will be partially offset by reduced selling, general and administrative expenses. Additionally, as announced in our January 29, 2009 press release, the Company is reviewing its intangible, long-lived and tax assets for impairment as defined under the applicable accounting pronouncements.”

Mr. Plowman added, “We ended fiscal 2008 with excess borrowing capacity under our revolving credit facility of $269 million, well above the required minimum availability of $75 million.”

Financial results for the fourth quarter and fiscal 2008 are scheduled to be released Wednesday, March 11, 2009. The Company’s quarterly conference call to discuss fourth quarter and fiscal 2008 financial results is scheduled to be broadcast live over the internet on March 11, 2009 at 10:00 a.m. eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

The Bon-Ton Stores, Inc. operates 281 stores, including twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to realize the expected benefits from our planned changes in operating structure and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com